EXHIBIT 99.B

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that GIF Venus, Ltd., whose signatures appears below, constitutes and appoints Mr. Luiz Henrique Fraga as its attorney-in-fact and agent for the undersigned solely for the purpose of executing reports required under Sections 13(d) of the Securities Exchange Act of 1934, as amended, and filing the same, with exhibits and appendices thereto, and other documents and amendments in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each said attorney-in-fact may do or cause to be done by virtue hereof.

Date: November 12, 2008

GIF Venus, Ltd.

By:	/s/ Luiz Henrique Fraga
Name: Luiz Henrique Fraga, Executive Officer of Gávea Wealth Management Ltd., the Director of GIF Venus, Ltd.